Exhibit 10.1

AMENDMENT TO CONVERTIBLE NOTE SUBSCRIPTION AGREEMENT

This Amendment No. 1 to Convertible Note Subscription Agreement (this “Amendment”) is made and entered into effective as of [•], by and between Galata Acquisition Corp., a Cayman Islands exempted company (the “Company”), and [•] (the “Subscriber”). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Convertible Note Subscription Agreement (as defined below).

WHEREAS, the Company, Galata Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of the Company, and Marti Technologies Inc., a Delaware corporation (“Marti”), are parties to that certain Business Combination Agreement made and entered into as of July 29, 2022 (the “Business Combination Agreement”);

WHEREAS, concurrently with the execution of the Business Combination Agreement, the Company and the Subscriber entered into that certain Convertible Note Subscription Agreement, dated July 29, 2022 (the “Convertible Note Subscription Agreement”), pursuant to which, immediately prior to the consummation of the Transaction contemplated by the Business Combination Agreement, the Subscriber agreed to subscribe for and purchase from the Company the Convertible Notes having the terms set forth in the Indenture in an aggregate principal amount as set forth on the Subscriber’s signature page to the Convertible Note Subscription Agreement (the “Subscribed Notes”) and the Company agreed to issue and sell to the Subscriber the Subscribed Notes in consideration of payment of the Purchase Price by or on behalf of Subscriber to the Company; and

WHEREAS, the Company and Subscriber desire to amend the Convertible Note Subscription Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Convertible Note Subscription Agreement, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Amendment. The parties hereby agree to amend the Convertible Note Subscription Agreement as follows:

a.	Section 2(f)(iv) of the Convertible Note Subscription Agreement is hereby deleted it in its entirety and replaced with the following:

“immediately following the Closing, (A) the aggregate original principal amount of the Convertible Note issued to the Subscriber and the aggregate original principal amount of all Other Convertible Notes (including, without duplication, Pre-funded Convertible Notes) issued at or prior to the Closing; plus (B) the aggregate amount of Qualified ABL Commitments, whether drawn or undrawn (but without duplication of any amounts in clause (E)) and inclusive of all drawn and invested cash; plus (C) the aggregate amount of Qualified Equity Commitments; plus (D) the amounts remaining in the Company’s trust account (following any redemptions); plus (E) the aggregate cash and cash equivalents of Marti and its controlled subsidiaries, as estimated in good faith by Marti five (5) Business Days prior to the Closing Date, shall, collectively, equal at least $150,000,000 in the aggregate (without, for the avoidance of doubt, taking into account any transaction fees, costs and expenses paid or required to be paid in connection with the Transaction);”

b.	The following is hereby added as a new Section 9 of the Convertible Note Subscription Agreement

“Section 9. Qualified ABL Commitments and Qualified Equity Commitments.

(a)	At least 10 days prior to the Closing, the Company shall provide to the Subscriber and to the holders of Other Convertible Notes (collectively, “Holders”) written notice (the “Qualification Notice”) including drafts of material definitive agreements with the investor or lender with respect to any commitment or arrangement (a “Commitment”) that the Company proposes to be a Qualified Equity Commitment or a Qualified ABL Commitment, or, if such drafts are not yet available, setting forth in reasonable detail a summary of the material terms (including the investor or lender party thereto) of a Commitment that the Company proposes to be a Qualified Equity Commitment or a Qualified ABL Commitment. The Qualification Notice shall set forth the date by which a Holder must object to the terms of a Commitment, which period may not be less than 10 days following the Holder’s receipt of the Qualification Notice (the “Review Period”) and which objection shall be subject to and made in accordance with clause (b) below. During the Review Period, at the election of any Holder, the Company will provide additional information to the Holders with regard to, and discuss the terms of, such Commitment as reasonably requested by such Holder.

(b)	During the Review Period, any Holder may object in writing to any or all Commitments proposed by the Company only if such objection is reasonable, made in good faith and made with respect to (i) the reputability of the lender(s) or investor(s) party to such Commitment and/or (ii) material terms in the Commitment. For the avoidance of doubt, material terms in the Commitment shall include the likelihood of capital availability under normal market conditions, interest rate, discount rate and loan-to-value ratio. If any Holder (x) affirmatively approves such Commitments in writing or (y) does not provide written notice of its objection during the Review Period, such Holder will be deemed to have approved the applicable Commitment for purposes of determining whether the approval of a Required Majority has been obtained with respect to such Commitment.

(c)	If the Company proposes to change any material term with respect to any Commitment as compared to that which was provided to the Holders for approval in accordance with the forgoing, the Company shall again submit such terms to the Holders for a new approval in accordance with the terms of this Section 9(b), provided that the Review Period to object to such revised Commitment shall be 3 business days.

(d)	For purposes of this Convertible Note Subscription Agreement:

(i)	“Qualified ABL Commitments” shall mean lending commitments pursuant to a loan agreement or similar definitive agreement from reputable national or international lenders that are secured by the assets of Marti or its affiliates (including equipment, receivables and inventory), in form and substance approved by the persons that will be, immediately after Closing, the holders of a majority of the aggregate principal amount then outstanding under the Convertible Note issued to the Subscriber and all Other Convertible Notes (including, without duplication, Pre-funded Convertible Notes), which majority must include Capitol Gardens I L.P. (the “Required Majority”) (such approval not to be unreasonably withheld, conditioned or delayed); provided, that any objection to the Qualified ABL Commitments by the Subscriber shall be subject to and made in accordance with Section 9(b); and

(ii)	“Qualified Equity Commitments” shall mean commitments to acquire equity interests of the Company pursuant to definitive commitment or subscription agreements with reputable financial investors in form and substance approved by the holders of the Required Majority (such approval not to be unreasonably withheld, conditioned or delayed); provided, that any objection to the Qualified Equity Commitments by the Subscriber shall be subject to and made in accordance with Section 9(b).”

c.	The Indenture attached as Exhibit A to the Convertible Note Subscription Agreement is hereby deleted it in its entirety and replaced with Exhibit A attached hereto.

d.	For purposes of the Convertible Note Subscription Agreement (including Section 3(r) thereof), the Subscriber hereby consents to the separate terms applicable to European Bank for Reconstruction and Development (“EBRD”) pursuant to that certain side letter agreement entered into by and between the Company and EBRD on December 9, 2022.

2.       Miscellaneous. The parties hereto hereby agree that Sections 8(a), 8(d), 8(e), 8(p), 8(q), 8(r), 8(s) and 8(x) of the Convertible Note Subscription Agreement shall apply to this Amendment, mutatis mutandis. Except as expressly provided in this Amendment, all of the terms and provisions in the Convertible Note Subscription Agreement are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Convertible Note Subscription Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Convertible Note Subscription Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Convertible Note Subscription Agreement, as amended by this Amendment. The Convertible Note Subscription Agreement, as amended by this Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Convertible Note Subscription Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Convertible Note Subscription Agreement as of the date first set forth above.

COMPANY

GALATA ACQUISITION CORP.

By:
	Name:	Daniel Freifeld
	Title:	President

[Signature Page to the Amendment No. 1 to Convertible Note Subscription Agreement]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Convertible Note Subscription Agreement as of the date first set forth above.

SUBSCRIBER

[•]

By:
	Name:	[•]
	Title:	[•]

[Signature Page to the Amendment No. 1 to Convertible Note Subscription Agreement]

Acknowledged and agreed as of the date of this Amendment.

MARTI TECHNOLOGIES INC.

By:
	Name:	[•]
	Title:	[•]

[Signature Page to the Amendment No. 1 to Convertible Note Subscription Agreement]

EXHIBIT A

INDENTURE